As filed with the Securities and Exchange Commission on May 13, 1996.

                                                    Registration No.
     =========================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                              --------------------------
                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                              --------------------------
                          THE WASHINGTON WATER POWER COMPANY
                            (Exact name of registrant as
                              specified in its charter)
                              --------------------------

                     WASHINGTON                                  91-1653826
          (State or other jurisdiction of                  (I.R.S. Employer
           incorporation or organization)               Identification No.)

                               1411 East Mission Avenue
                            Spokane, Washington 99202-2600
                                    (509) 489-0500

                 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          THE WASHINGTON WATER POWER COMPANY
                           NON-EMPLOYEE DIRECTOR STOCK PLAN
                                 (Full Title of Plan)
                              --------------------------

     PAUL A. REDMOND                                        JON E. ELIASSEN
     Chairman of the Board, President              Vice President - Finance
     and Chief Executive Officer         The Washington Water Power Company
     The Washington Water Power Company            1411 East Mission Avenue
     1411 East Mission Avenue                Spokane, Washington 99202-2600
     Spokane, Washington 99202-2600                          (509) 489-0500
     (509) 489-0500

     RONALD R. PETERSON                           ELIZABETH W. POWERS, ESQ.
     Treasurer                                            Reid & Priest LLP
     The Washington Water Power Company                 40 West 57th Street
     1411 East Mission Avenue                 New York, New York 10019-4097
     Spokane, Washington 99202-2600                          (212) 603-2000
     (509) 489-0500

                      (Names, addresses and telephone numbers,
                     including area codes, of agents for service)
                              --------------------------

                           CALCULATION OF REGISTRATION FEE
      =======================================================================
                                         Proposed   Proposed
                                         maximum    maximum
      Title of                           offering   aggregate    Amount of
      securities to     Amount to be     price per  offering     registration
      be registered     registered(1)    unit (2)   price (2)    fee
      -----------------------------------------------------------------------
      Common Stock
      (no par value)    150,000 shares
                                           $18     $2,700,000      $932(3)
      Preferred Share
      Purchase Rights   150,000
                        rights(3)
      =======================================================================
      (1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.

      (2) Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the reported high and low sales prices on the consolidated transaction reporting system on May 6, 1996.

      (3) The Preferred Share Purchase Rights (the "Rights") are appurtenant to and will trade with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock. Since no separate consideration is paid for the Rights, the registration fee for such securities is included in the fee for the Common Stock.

     =========================================================================

                          THE WASHINGTON WATER POWER COMPANY
                           NON-EMPLOYEE DIRECTOR STOCK PLAN


                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

                    The Washington Water Power Company (the "Company") hereby incorporates herein by reference the following documents previously filed by the Company with the Securities and Exchange
          Commission:

               (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

                    All documents subsequently filed by the Company pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. Any statement contained in an incorporated document shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed incorporated document modifies of supersedes such statement.

                    Pursuant to an Agreement and Plan of Reorganization and Merger, dated as of June 27, 1994, as amended (the "Merger Agreement"), the Company, Sierra Pacific Resources and Sierra Pacific Power Company will merge with and into Altus Corporation, with each share of Company Common Stock being converted into one share of Altus Common Stock. Reference is made to the Merger Agreement, incorporated by reference as an exhibit hereto.


          Item 4.   DESCRIPTION OF COMMON STOCK

                    The authorized capital stock of the Company consists of 10,000,000 shares of Preferred Stock, cumulative, without nominal or par value, which is issuable in series, and 200,000,000 shares of Common Stock without nominal or par value. Following is a brief description of certain of the rights and privileges of the Common Stock of the Company. For a complete description, reference is made to the Company's Restated Articles of Incorporation, as amended (the "Articles"), and to the laws of the State of Washington. The following summary, which does not purport to be complete, is qualified in its entirety by such reference.

          DIVIDEND RIGHTS

                    After full provision for all Preferred Stock dividends declared or in arrears, the holders of Common Stock of the Company are entitled to receive such dividends as may be lawfully declared from time to time by the Board of Directors of the Company.

          VOTING RIGHTS

                    The holders of the Common Stock have sole voting power, except as indicated below or as otherwise provided by law, and each holder of Common Stock is entitled to vote cumulatively for the election of directors. If dividends payable on any shares of Preferred Stock shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of Preferred Stock over the eighteen (18) month period ended on such date, the holders of such stock become entitled, as one class, to elect a majority of the Board of Directors, which right does not cease until all defaults in the payment of dividends on the Preferred Stock shall have been cured. In addition, the consent of various proportions of the Preferred Stock at the time outstanding is required to adopt any amendment to the Articles which would authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to certain matters, to increase the authorized number of shares of the Preferred Stock or to change any of the rights or preferences of outstanding Preferred Stock.

          CLASSIFIED BOARD OF DIRECTORS

                    Both the Articles and the Company's Bylaws, as amended (the "Bylaws") provide for a Board of Directors divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected in each year. The Articles and Bylaws also provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the Common Stock. The Articles and Bylaws further require an affirmative vote of the holders of at least 80% of the Common Stock to alter, amend or repeal the provisions relating to the classification of the Board of Directors and the removal of members from, and the filling of vacancies on, the Board of Directors.

          CHANGE IN CONTROL

                    The Articles contain a "fair price" provision which requires the affirmative vote of the holders of at least 80% of the Common Stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions involving the Company and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Common Stock (an "Interested Shareholder") unless (a) such business combination shall have been approved by a majority of the directors unaffiliated with the Interested Shareholder or (b) certain minimum price and procedural requirements are met. The Articles provide that the "fair price" provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the Common Stock.

          PREFERRED SHARE PURCHASE RIGHTS

                    Reference is made to the Rights Agreement, dated as of February 16, 1990, as amended (the "Rights Agreement"), between the Company and The Bank of New York, successor Rights Agent to First Chicago Trust Company of New York, filed with the Securities and Exchange Commission. The following statements are qualified in their entirety by such reference.

                    The Company has adopted a shareholder rights plan pursuant to which holders of Common Stock outstanding on March 2, 1990 or issued thereafter have been granted one preferred share purchase right (a "Right") on each outstanding share of Common Stock. The description and terms of the Rights are set forth in the Rights Agreement. Certain of the capitalized terms used in the following description have the meanings set forth in the Rights Agreement.

                    The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired.
          The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Common Stock since until such time the Rights may be redeemed as hereinafter described.

                    Each Right, initially evidenced by and traded with the shares of Common Stock, entitles the registered holder to purchase one two-hundredth of a share of Preferred Stock of the Company, without par value (the "Preferred Shares"), at an exercise price of $40, subject to certain adjustments, regulatory approval and other specified conditions. The Rights will be exercisable only if a person or group acquires 10% or more of the Common Stock or announces a tender offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the Common Stock.

                    If any person or group acquires 10% or more of the outstanding Common Stock, each Right will entitle its holder (other than such person or members of such group), subject to regulatory approval and other specified conditions, to purchase that number of shares of Common Stock or Preferred Shares having a market value of twice the Right's exercise price. In addition, in the event that any person or group has acquired 10% or more of the outstanding Common Stock or the Company consolidates or merges with or into, or sells 50% or more of its assets or earning power to, any person or group, or engages in certain "self dealing" transactions with any person or group owning 10% or more of the outstanding Common Stock, proper provision will be made so that each Right would thereafter entitle its holder to purchase that number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

                    At any time after a person or group acquires more than 10% but less than 50% of the outstanding Common Stock, the Board of Directors of the Company may, subject to any necessary regulatory approval, require each outstanding Right to be exchanged for one share of Common Stock or cash, securities or other assets having a value equal to the market value of one share of Common Stock.

                    The Rights may be redeemed, at a redemption price of $.005 per Right, by the Board of Directors of the Company at any time until any person or group has acquired 10% or more of the Common Stock. Under certain circumstances, the decision to redeem the Rights will require the concurrence of a majority of the Continuing Directors. The Rights will expire on the earlier of February 16, 2000 and the effective time of the merger.

          LIQUIDATION RIGHTS

                    In the event of any liquidation of the Company, after satisfaction of the preferential liquidation rights of the Preferred Stock, the holders of the Common Stock would be entitled to share ratably in all assets of the Company available for distribution to shareholders.

          PRE-EMPTIVE RIGHTS

                    No holder of any stock of the Company has any pre-emptive rights.

          MISCELLANEOUS

                    The presently outstanding shares of Common Stock of the Company are fully paid and nonassessable.

                    The Common Stock of the Company is listed on the New York and Pacific Stock Exchanges.

                    The New York Transfer Agent and Registrar for the Common Stock is The Bank of New York, 101 Barclay Street, 11th Floor, New York, New York 10286. The Company, P.O. Box 3647, Spokane, Washington 99220-3647, is an additional Transfer Agent and Registrar for the Common Stock.


          Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

                    The Company's consolidated financial statements and related financial statement schedules for the year ended December 31, 1995, incorporated in this registration statement by reference from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting.


          Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                    Article Seventh of the Articles provides, in part, as follows:

                         "The Corporation shall, to the full extent
                    permitted by applicable law, as from time to time in effect, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a director of the Corporation against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any such proceeding. The Corporation shall pay any reasonable expenses incurred by a director in connection with any such proceeding in advance of the final determination thereof upon receipt from such director of such undertakings for repayment as may be required by applicable law and a written affirmation by such director that he or she has met the standard of conduct necessary for indemnification, but without any prior determination, which would otherwise be required by Washington law, that such standard of conduct has been met. The Corporation may enter into agreements with each director obligating the Corporation to make such indemnification and advances of expenses as are contemplated herein. Notwithstanding the foregoing, the Corporation shall not make any indemnification or advance which is prohibited by applicable law. The rights to indemnity and advancement of expenses granted herein shall continue as to any person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person."

                    The Company has entered into indemnification agreements with each director as contemplated in Article Seventh of the Articles.

                    Article IX of the Company's Bylaws contains a similar provision to that contained in the Articles and in addition, provides in part, as follows:

                         "SECTION 2.  LIABILITY INSURANCE.  The Corporation
                    shall have the power to purchase and maintain insurance on behalf of any person who is, or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Washington."

                    Reference is made to Washington Business Corporation Act 23B.08.510, which sets forth the extent to which indemnification is permitted under the laws of the State of Washington.

                    Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

                    The Merger Agreement provides for indemnification by Altus Corporation, to the fullest extent not prohibited by applicable law, after the effective time of the merger, of present and former officers and directors of the Company against certain liabilities arising out of or pertaining to acts or omissions, occurring at or prior to the effective time, that arise out of or are based upon such services as an officer or director that arise from or pertain to transactions contemplated by the Merger Agreement.


          Item 8.   EXHIBITS.

                    With
                    Registration     As
           Exhibit  Number           Exhibit
           -------  ------           -------

           *4(a)    1-3701 (with     4(a)       Restated Articles of
                    Form 10-Q for               Incorporation, as amended,
                    quarter ended               of the Company.
                    June 30, 1994)

           *4(b)    1-3701 (with     3(b)       Bylaws of the Company, as
                    Form 10-Q for               amended May 11, 1995.
                    quarter ended
                    June 30, 1995)

           *4(c)    1-3701 (with     4(n)       Rights Agreement, dated as
                    Form 8-K dated              of February 16, 1990,
                    February 16,                between the Company and
                    1990)                       The Bank of New York as
                                                successor Rights Agent.

           *4(d)    1-3701 (with     4(b)       Amendment No. 1 to Rights
                    Form 10-Q for               Agreement, dated as of May
                    quarter ended               10, 1994.
                    March 31, 1994)

           *4(e)    1-3701 (with     4(b)       Amendment No. 2 to Rights
                    Form 10-Q for               Agreement, dated as of
                    quarter ended               June 27, 1994.
                    September 30,
                    1994)

           *4(f)    1-3701 (with     2(a)       Agreement and Plan of
                    Form 8-K dated              Reorganization and Merger,
                    June 27, 1994)              dated as of June 27, 1994,
                                                by and among the Company,
                                                Sierra Pacific Resources,
                                                Sierra Pacific Power
                                                Company and Altus
                                                Corporation.

           10                                   Non-Employee Director
                                                Stock Plan.

           23                                   Consent of Deloitte &
                                                Touche LLP.

           24                                   See page II-11 for Power
                                                of Attorney.
          ---------------
          *    Previously filed and incorporated herein by reference.


          Item 9.   UNDERTAKINGS.

                    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.) and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
                    Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
                    Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  POWER OF ATTORNEY

                    The Registrant hereby appoints each Agent for Service named in this Registration Statement as its attorney-in-fact to sign in its name and behalf, and to file with the Commission, any and all amendments, including post-effective amendments, to this Registration Statement, and each director and/or officer of the Registrant whose signature appears below hereby appoints each such Agent for Service as his attorney-in-fact with like authority to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission, any and all such amendments.

                                      SIGNATURES

                    THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane and State of Washington on the 10th day of May, 1996.

                                      THE WASHINGTON WATER POWER COMPANY

                                      By        /s/ Paul A. Redmond
                                        -----------------------------------
                                                Paul A. Redmond
                                        Chairman of the Board, President
                                          and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      Signature                 Title            Date
                      ---------                 -----            ----

                /s/ Paul A. Redmond
           -------------------------------    Principal      May 10, 1996
            Paul A. Redmond (Chairman of      Executive
           the Board, President and Chief    Officer and
                 Executive Officer)            Director

                 /s/ J. E. Eliassen
           -------------------------------    Principal      May 10, 1996
           J. E. Eliassen (Vice President   Financial and
            - Finance and Chief Financial     Accounting
                      Officer)                 Officer

                 /s/ David A. Clack
           -------------------------------     Director      May 10, 1996
                   David A. Clack

                /s/ Duane B. Hagadone
           -------------------------------     Director      May 10, 1996
                  Duane B. Hagadone


           -------------------------------     Director
                Robert S. Jepson Jr.

                 /s/ Eugene W. Meyer
           -------------------------------     Director      May 10, 1996
                   Eugene W. Meyer

           /s/ Gen. N. Norman Schwarzkopf
           -------------------------------     Director      May 10, 1996
            General H. Norman Schwarzkopf

                 /s/ B. Jean Silver
           -------------------------------     Director      May 10, 1996
                   B. Jean Silver

                /s/ Larry A. Stanley
           -------------------------------     Director      May 10, 1996
                  Larry A. Stanley

                 /s/ R. John Taylor
           -------------------------------     Director      May 10, 1996
                   R. John Taylor

                                    EXHIBIT INDEX

                    With
                    Registration     As
           Exhibit  Number           Exhibit
           -------  ------           -------

           *4(a)    1-3701 (with     4(a)       Restated Articles of
                    Form 10-Q for               Incorporation, as amended,
                    quarter ended               of the Company.
                    June 30, 1994)

           *4(b)    1-3701 (with     3(b)       Bylaws of the Company, as
                    Form 10-Q for               amended May 11, 1995.
                    quarter ended
                    June 30, 1995)

           *4(c)    1-3701 (with     4(n)       Rights Agreement, dated as
                    Form 8-K dated              of February 16, 1990,
                    February 16,                between the Company and
                    1990)                       The Bank of New York as
                                                successor Rights Agent.

           *4(d)    1-3701 (with     4(b)       Amendment No. 1 to Rights
                    Form 10-Q for               Agreement, dated as of May
                    quarter ended               10, 1994.
                    March 31, 1994)

           *4(e)    1-3701 (with     4(b)       Amendment No. 2 to Rights
                    Form 10-Q for               Agreement, dated as of
                    quarter ended               June 27, 1994.
                    September 30,
                    1994)

           *4(f)    1-3701 (with     2(a)       Agreement and Plan of
                    Form 8-K dated              Reorganization and Merger,
                    June 27, 1994)              dated as of June 27, 1994,
                                                by and among the Company,
                                                Sierra Pacific Resources,
                                                Sierra Pacific Power
                                                Company and Altus
                                                Corporation.

           10                                   Non-Employee Director
                                                Stock Plan.

           23                                   Consent of Deloitte &
                                                Touche LLP.

           24                                   See page II-11 for Power
                                                of Attorney.
          ---------------
          *    Previously filed and incorporated herein by reference.